                                                                   EXHIBIT 10.24





                              EMPLOYMENT AGREEMENT


                                    BETWEEN


                        HELEN OF TROY NEVADA CORPORATION

                                      AND


                              H. MCINTYRE GARDNER





                          THIS AGREEMENT IS SUBJECT TO
                          ARBITRATION UNDER THE TEXAS
                            GENERAL ARBITRATION ACT

                              EMPLOYMENT AGREEMENT
                                    BETWEEN
                        HELEN OF TROY NEVADA CORPORATION
                                      AND
                              H. MCINTYRE GARDNER


         Agreement dated December 9, 1997, but effective September 2, 1997 by and between Helen of Troy Nevada Corporation, a Nevada corporation ("Company"), and H. McIntyre Gardner ("Executive").

         Whereas, Company desires to retain Executive as President and Chief Operating Officer, and,

         Whereas, Company wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to serve in the employ of the Company for said period, upon the terms and conditions hereinafter provided;

         Now, therefore, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:


                             SECTION 1.  EMPLOYMENT

         1.1 Employment. The Company shall employ Executive, and Executive shall serve the company in the capacity of the President and Chief Operating Officer of the Company during the term of employment set forth in Section 1.3 of this Agreement.

         If, without cause (as defined in Section 4.4), at any time during the term of employment Executive shall cease to be vested by the Company with the title of President and Chief Operating Officer, as described in Section 1.2 below, Executive shall have the right, by written notice to the Company, to terminate his services hereunder, effective as of the last day of the month of the receipt of the Company of any such written notice, and Executive shall have no further obligation under this Agreement. Termination of Executive's services under this paragraph shall be treated as an event of termination under
Section 4.1 of this Agreement.

         1.2 Duties. Executive shall during the term of his employment hereunder, subject to the control only of the Company's Chief Executive Officer ("CEO") and the Board of Directors, shall perform such executive and/or administrative duties consistent with the office of President and Chief Operating Officer of the Company, as from time to time may be assigned to him
by the CEO.   Specific areas of executive responsibility shall be assigned or withdrawn at the discretion of the CEO. Nothing herein shall promise or imply that all departments or disciplines of the Company will have direct reporting responsibility to Executive. During the period of his employment hereunder and except for illness, reasonable vacation periods and reasonable leaves of absence, Executive shall devote all his business time, attention, skill and efforts to the faithful performance of his duties hereunder.

         1.3 Term. Executive shall commence employment with the Company on or before September 2, 1997. This Agreement shall be effective and the period of Executive's employment under this Agreement shall commence as of the date Executive commences employment with the Company, and shall continue through the third anniversary from the date thereof (the "Expiration Date"), unless sooner terminated pursuant to the terms of this Agreement. In the event that Executive continues in the full-time employ of the Company after the end of the term of this Agreement, such continued employment shall be subject to the terms and conditions of this Agreement, on a month to month basis.

                            SECTION 2.  COMPENSATION

         2.1 Basic Compensation. The Company shall pay to the Executive $400,000 as basic compensation for each year during the term of this Agreement, or such additional amounts approved by the Company's Board of Directors. The basic compensation provided by this Section 2.1 is hereinafter referred to as the "Basic Compensation." In no case shall Basic Compensation be decreased under this Agreement, either from the $400,000 stated above or from any subsequent increases. Executive's Basic Compensation shall be payable in accordance with the Company's customary payroll practices, but in no event less often than monthly.

         2.2 Incentive Compensation. The Company shall recommend to the Stock Option and Compensation Committee of Helen of Troy Limited, a Bermuda corporation ("HoT-Bermuda"), that Executive receive, in addition to Executive's Basic Compensation, an award (the "Award") under the Helen of Troy 1997 Cash Bonus Performance Plan (the "Bonus Plan") to pay to Executive incentive compensation (hereinafter the "Incentive Compensation") consisting of a sum based on a percentage of Adjusted Pretax Earnings (as defined below) of HoT-Bermuda and its Affiliates (as defined below) for each fiscal year of the Company during his employment hereunder, such sum to be computed as provided below. Under the Award, (i) no Incentive Compensation shall be payable to Executive for any fiscal year unless the Adjusted Pretax Earnings for such fiscal year exceeds $30 million, and (ii) for each fiscal year of the Company during the term of this Agreement in which Adjusted Pretax Earnings for such fiscal year exceeds $30 million, Executive shall receive a bonus equal to the sum of (A) $100,000, plus (B) three percent (3%) of the excess of Adjusted Pretax Earnings for such fiscal year over $30 million. For purposes of this Agreement, the term "Adjusted Pretax Earnings" shall mean with respect to any fiscal year ending period of the Company, the audited consolidated earnings before all income taxes of HoT-Bermuda and its Affiliates, less extraordinary income and capital gains, and plus extraordinary expenses and capital losses, as such terms are defined by generally accepted accounting principles. With respect to the fiscal year ending February 28, 1998 and the Company's fiscal year during which the Expiration Date occurs, Executive's Incentive Compensation under the Award shall equal to the product of (i) the Incentive Compensation he would have received for the entire fiscal year, multiplied by
(ii) a fraction, the numerator of which is the number of days during such fiscal year in which Executive was an employee of the Company or its Affiliates, and the denominator of which is the number of days in such fiscal year. All other provisions of the Award shall be subject to the terms and conditions of the Bonus Plan and such other terms and conditions prescribed by the HoT-Bermuda Stock Option and Compensation Committee. In the event the Stock Option and Compensation Committee fails to grant the Award under the Bonus Plan, Executive shall nevertheless be entitled to receive Incentive Compensation under this Agreement based upon the terms and conditions as the Award described above; provided that
(x) the Company shall pay such compensation to Executive within 120 days after the last day of each fiscal year end of the Company and (y) no Incentive Compensation shall be payable to Executive if Executive is not employed by the Company or any Affiliate (as defined below) of the Company on the last day of the fiscal year of the Company or on the Expiration Date, unless Executive's employment with the Company and its Affiliates terminates during such fiscal year by reason of an event of termination (as defined in Section 4.1 hereof). The term "Affiliate" or "Affiliates" shall mean any subsidiary of the existing ultimate parent company, HoT-Bermuda (or any subsidiary of such subsidiary).

         2.3 Elections with Respect to Compensation. By written notice to the Board of Directors or to the Compensation Committee or other appropriate committee of the Board of Directors (the "Committee") given by the Executive prior to the last day of any calendar year during the term hereof, Executive may, with respect to the calendar year or years during the term hereof next succeeding the calendar year in which such notice is given, elect thereby to defer payment to him of such portion of his Basic Compensation and/or Incentive Compensation for such succeeding year or years as may be designated by Executive which compensation has not at the date of giving of such notice been fully earned by, or allocated to, Executive. Any amounts so deferred by Executive shall bear interest thereon (compounded annually at the end of each calendar year) from the date on which the deferred compensation is finally determined until paid at the rate of interest published as "Prime Rate" in the "Money Rates" section of The Wall Street Journal, and such amounts with interest thereon are hereinafter called "Deferred Compensation." The aggregate of all such Deferred Compensation shall be paid to Executive or, in the event of his death, his designated beneficiary, or if there is no such designation, his estate, in equal monthly installments for a period of up to ten years, as determined by the Committee in its sole discretion, until the full amount thereof shall be paid, provided that if there is less than an equal annual installment due at any time, such lesser amount shall constitute the last annual installment to be made hereunder. Said payments shall commence on the first day of the month next succeeding the earlier of (i) Executive's attaining the age of 65 years, or (ii) the termination of Executive's full-time employment with the Company for any reason whatsoever, or (iii) the date of Executive's death. Executive's right to such Deferred Compensation shall be nonforfeitable, and termination of his employment with the Company for any cause whatsoever shall not in any way diminish the amount of Deferred Compensation payable to him or alter the method and the time for payment thereof or the persons to whom same shall be paid.

         2.4 Reimbursement of Relocation Costs. (a) The Company will pay all reasonable costs and expenses relating to Executive's relocation from Connecticut to El Paso, Texas, including but not limited to: (i) moving expenses for home furnishings and two automobiles; (ii) transportation, including airfare, and lodging relating to the relocation of Executive's family from Connecticut; (iii) reasonable travel expenses for Executive and his spouse for house hunting trips; (iv) reimbursement for the difference between the proceeds from the sale of Executive's home in Darien, Connecticut and Executive's cost basis in such home of $767,000 (the "Darien Premises Loss"); provided that the amount of such deficiency to be reimbursed by the Company shall not exceed sixty thousand dollars ($60,000); and (v) a relocation allowance of two thousand dollars ($2,000) to cover incidental relocation costs (the costs and expenses identified in clauses (i) through (v) above are collectively referred to as the "Reimbursed Payments").

         (b) If any of the Reimbursed Payments actually paid by the Company to Executive is subject to tax imposed by the Internal Revenue Code of 1986, as amended (the "Tax"), after giving effect to all allowable tax credits, deductions, exclusions and offsets, the Company shall promptly pay to Executive an additional amount (the "Gross-Up Payment"), such that the net amount retained by Executive, after deduction of any Tax on the Reimbursed Payments and any federal, state and local income tax and Tax upon the payment provided
for by this Section 2.4(b), shall be equal to the Reimbursed Payments.   In the
event any Gross-Up Payment is made by Company in respect of the Darien Premises Loss and Executive's Tax liability is at any time reduced by reason of the Darien Premises Loss, Executive shall repay to the Company that portion of the Gross-Up Payment attributable to such Darien Premises Loss not to exceed the amount of such reduction in Tax liability.

         2.5 Benefits. During the term of his employment hereunder, Executive shall be entitled to participate in or receive benefits under the Company's employee benefit plans and arrangements which are available to senior executive officers of the Company or its Affiliates, including, (i) at no cost to Executive, group health, life, dental and disability insurance covering Executive and (ii) group health and dental insurance coverage of Executive's family at the then prevailing rates. Additionally, the waiting period applicable to Company's group health insurance coverage shall be waived such that coverage thereunder shall be provided as of the date Executive commences his employment with the Company.

             SECTION 3.  BENEFITS PAYABLE UPON DEATH OR DISABILITY

         3.1 Compensation During Period of Disability. In the event of the disability (as hereinafter defined) of Executive, the Company shall, subject to the provisions of Section 5 hereof, continue to pay Executive the compensation provided in Section 2 hereof during the period of his disability in excess of any disability benefits payable to Executive under the Company's employee benefit plans; provided, however, that in the event Executive is disabled for a continuous period of 12 calendar months, this Agreement shall be deemed to be terminated as of the expiration of such 12-month period. From and after the date this Agreement is terminated pursuant to this Section 3.1, Executive shall receive such disability insurance benefits after termination of this Agreement directly from the insurance company in accordance with the terms and provisions of the insurance coverage. Termination of this Agreement pursuant to this
Section 3.1 shall not be deemed an "event of termination" under Section 4.1, and the Executive shall not be entitled to the benefits payable under Section
4.2. As used in this Agreement, the term "disability" shall mean the complete inability of Executive to perform his duties under this Agreement as determined by an independent physician selected with approval of the Company and Executive.

         3.2 Duties of Executive During Period of Disability. During the period Executive shall be entitled to receive payments under Section 3.1 above, to the extent he is physically and mentally able to do so, he shall furnish information and assistance to the Company and comply with the provisions of Section 5 hereof, and, in addition, upon reasonable request in writing on behalf of the CEO or the Board of Directors, from time to time, he shall make himself available to the Company to undertake reasonable assignments consistent with the dignity, importance and scope of his prior position and his physical and mental health. Executive must comply with the same conditions during his disability while employed by the Company as would be required by Section 5 if his employment were terminated in accordance with
Section 4 hereof.

          3.3 Death. The employment of Executive under this Agreement shall terminate upon the death of Executive during the term of his employment hereunder. In the event of the death of the Executive prior to the payment of all benefits provided for under this Agreement, any then accrued but unpaid benefits shall be paid to a beneficiary designated in writing by the Executive from time to time. If there is no such designation, any accrued but unpaid benefits will be paid to the Executive's estate. In the event that Executive's employment under this Agreement ceases prior to the end of a calendar month as a result of his death, the Company shall pay Executive or his legal representatives, as the case may be, in addition to any other amounts payable by the Company hereunder, a lump cash sum which shall in no event be less than the Basic Compensation to which Executive would have been entitled, had he remained in the Company's employ until the end of the calendar month during which his employment terminates.

                     SECTION 4.  PAYMENTS TO EXECUTIVE UPON
                           TERMINATION OF EMPLOYMENT

         4.1 Termination. Upon occurrence of an event of termination (as hereinafter defined) during the period of Executive's employment under this Agreement, the provisions of this Section 4 shall apply. As used in this Agreement, an "event of termination" shall mean any one or more of the following:

         (i) The termination by the Company of Executive's full-time employment hereunder for any reason other than a termination on account of disability, or on account of his death while in the employ of the Company (in which event benefits shall be payable as provided in Section 3) and other than for cause (as defined in Section 4.4); or

         (ii) Executive's resignation from the Company's employ, pursuant to the provisions of the next sentence, upon any (A) liquidation or dissolution of the Company; (B) occurrence of a Triggering Event (as defined in Section 8.2) and Executive's election to terminate this Agreement for Good Reason (as defined in Section 8.2) in accordance with the terms and conditions of Section 8.2 or (C) other material breach of this Agreement by the Company. Upon the occurrence of any event described in Clauses (A), (B) or (C) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than 60 days' prior written notice given within a reasonable period of time not to exceed, except in case of a continuing breach, six calendar months after the event giving rise to said right to elect.

         4.2 Payment of Salary. Upon occurrence of an event of termination under Section 4.1, the Company shall pay Executive, or in the event of his subsequent death, his designated beneficiary, or if there is no such designation to his estate, subject to the provisions of Section 5, below, as severance pay or liquidated damages, or both, for the periods below described:

         (i) Payments, each in an amount equal to the monthly rate of Basic Compensation then being paid to Executive under this Agreement, except as described in Section 4.3 below. Payments shall commence on the first day of the month following the occurrence of the event of termination, referred to in Section 4.1 of this Agreement and shall continue monthly until the date this Agreement would have expired but for the event of termination.

         (ii) In the event the Stock Option and Compensation Committee fails to grant the Award under the Bonus Plan, an amount payable after the close of the fiscal year of the Company equal to the amount of Incentive Compensation payable to Executive under Section 2.2. Such payment, if any, shall be equal to the product of (i) the Incentive Compensation he would have received for the entire fiscal year, multiplied by (ii) a fraction, the numerator of which is the number of days during such fiscal year in which Executive was an employee of the Company or its Affiliates, and the denominator of which is the number of days in such fiscal year.

         4.3 Right of Offset. The parties to this agreement anticipate that if an event of termination should occur, resulting in payments of salary as described in Section 4.2 above, the Executive might find employment or otherwise undertake activities which result in earnings or revenues during the period in which payments of salary are received from the Company. It is the intent of the parties that the amount of payments of salary otherwise payable by the Company shall be reduced on a dollar for dollar basis by any form of other compensation received by the Executive or accruing to the benefit of the Executive as a direct result of his personal services. All such forms of compensation are defined as "Replacement Earnings". In such circumstances, the Company will make reduced payments of salary. The reduction period will begin with the first day that Executive has Replacement Earnings. Reductions will continue as long as there are Replacement Earnings and are variable with each payment of salary.

         It is anticipated that Executive might become self employed or may enter into a business enterprise as a proprietor, partner, shareholder of other form of owner. Under these circumstances the Executive agrees to accept the burden of proof for establishing a proper accounting of personal service compensation under generally accepted accounting principles.

         Executive has the burden of advising Company of the amount, timing and nature of all forms of Replacement Earnings. Executive must give notice to Company within five business days of the commencement of or any increase in Replacement Earnings. Executive hereby authorizes Company to verify details of Replacement Earnings using any means that is reasonable in the circumstances.

         Other than for collection of advances or notes which Executive has signed as subject to payroll reduction and other than for recovery of unreported or underreported Replacement Earnings described above, the Company shall in no event be entitled to set off or credit against sums payable to Executive under this Agreement any amount due or claimed to be due by Executive to the Company.

         4.4 Termination for Cause or Executive Breach. Executive may be discharged by the Company prior to the expiration of the term of this Agreement for cause (which for all purposes of this Agreement shall be limited to (i) a final conviction of Executive by a court of competent jurisdiction for fraud, theft or embezzlement, (ii) misconduct that is materially injurious to the Company or any Affiliate of the Company or (iii) any material breach of this Agreement by Executive or action by Executive involving willful malfeasance or gross negligence, or any failure of Executive to act involving material nonfeasance and which Executive has not cured to the reasonable satisfaction of the Board of Directors of the Company within a period of 60 days following receipt by Executive of notice of such act or omission). This Agreement and the employment of Executive hereunder shall terminate at the election of the Company effective upon notice to Executive following the date such judgment becomes final or the date of expiration of such 60- day period (in the event Executive fails to cure the default within such period), whichever is applicable, and such termination shall not be deemed an "event of termination" under Section 4.1, and the Executive shall not be entitled to the benefits payable under Section 4.2.


                          SECTION 5.  CONFIDENTIALITY

         5.1   Confidentiality and Disclosure.   Both during the term of this
Agreement and thereafter and without regard to when or for what reason, if any, such employment shall terminate:

         (a) Executive agrees to regard and preserve as confidential all knowledge and information pertaining to the business of the Company obtained by him from any source whatever as a result of his employment with the Company and which is not a matter of public knowledge.

         (b) Executive shall not, except on behalf of the Company, make use of any of the Company's confidential records, documents, contracts, customer lists, writings, data or other information, whether or not the same is in written or other recorded form.

         Without limiting the generality of the foregoing, it is hereby agreed that the prohibitions contained hereinabove shall be operative with respect to any information or knowledge which may now or hereafter be deemed a trade secret of the Company or information which relates to the Company's personnel; present operations or future planning with respect to suppliers or customers, the contents of any Company manual, practice or procedure, operating, revenue, expense or other statistics; private or public debt or equity financing or concerning any banking, accounting or financial matters; current or future advertising or promotion plans or programs; applications to or matters pending or under the jurisdiction of any regulatory agency or court, including those that are only threatened; any system, program, procedure or administrative operations, including those pertaining to any matter relative to computer operations of any type; information of the type mentioned above or of any other type regarding Affiliates of the Company; present or future plans for the extension of the present business or the commencement of new business by the Company.

         5.2 Acknowledgment of Confidential Information. Executive hereby acknowledges that he possesses information and knowledge of the type described in Section 5.1 concerning the Company which is not a matter of public knowledge, the release or dissemination of which would cause irreparable harm to the Company, and that the performance of his obligations under this Section are required for the reasonable protection of this Company.

         5.3 Failure to Comply. If Executive, for any reason other than death or disability, shall, without the written consent of the Company, fail to comply with any provision of Section 5.1, his rights to any future payments or other benefits hereunder shall terminate, and the Company's obligations to make such payments or other benefits hereunder shall terminate, and the Company's obligations to make such payments and provide such benefits shall cease (except as otherwise provided in Section 2.5); provided, however, that no failure to comply with any provision of Section 5.1 above shall be deemed to have occurred unless and until Executive has received written notice on behalf of the Board of Directors of the Company, specifying the conduct alleged to constitute such failure, and has thereafter continued to engage in such conduct after a reasonable opportunity and a reasonable period (but in no event less than 60 days after receipt of such notice) to refrain from such conduct. Despite the relief provided in preceding sentence, Executive acknowledges that the Company's remedy at law for the breach of the provisions provided in this Section will be inadequate. Accordingly, in the event of the breach or threatened breach by Executive of Section 5.1, the Company shall be entitled to injunctive relief in addition to any other remedy it might have. In no event shall Executive be under any obligation to repay to the Company any amounts theretofore paid to him hereunder.

                         SECTION 6.  SOURCE OF PAYMENTS

         All payments provided in Sections 2, 3 and 4 shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. Executive shall have no right, title or interest whatever in or to any investments which the Company may make. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

                        SECTION 7.  DECISIONS BY COMPANY

         Any powers granted to the Board of Directors of the Company hereunder may be exercised by a Committee, appointed by the Board of Directors of the Company, and such Committee if appointed, shall have general responsibility for the administration and interpretation of this Agreement.

              SECTION 8.  CONSOLIDATION, MERGER OR SALE OF ASSETS

         8.1 Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or party which assumes this Agreement and all obligations and undertakings of the Company hereunder.

         8.2 Election by Executive. In the event of a merger or consolidation of the Company with, or transfer of all or substantially all of its assets to, any corporation or other party other than one in which is an Affiliate (each, a "Triggering Event"), Executive, for Good Reason (as defined below), may at any time, but no later than six calendar months after the consummation of such merger or consolidation or transfer of assets, elect, pursuant to Section 4.1, to cancel and terminate this Agreement. Any stock purchase transaction or series of transactions in which the existing single largest holder of common stock, Mr. Gerald J. Rubin, or his successors or assigns, or any group of persons which includes Mr. Gerald J. Rubin, or his successors or assigns, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the single largest portion of the total common stock outstanding or any reorganization of then affiliated entities, with no change in shareholders of the ultimate parent company, shall not be deemed to be a Triggering Event. Such election shall specify the date upon which Executive elects that this Agreement shall terminate to come to an end, which date shall be no sooner than 60 days after the date of such notice. Thereafter, this Agreement shall terminate and come to an end on the date specified in the notice aforesaid, and such termination shall be deemed to be an event of termination under Section 4.1. For purposes hereof, "Good Reason" shall mean (A) a substantial adverse change in Executive's status or position(s) as an executive officer of the Company or its Affiliates as in effect immediately prior to the Triggering Event, including, without limitation, any adverse change in Executive's status or position(s) as a result of a material diminution in duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to Executive of any duties or responsibilities which, in Executive's reasonable judgment, are inconsistent with such status or position(s) or any removal of Executive from or any failure to reappoint or reelect Executive to such position(s) (except in connection with the termination of Executive's employment for cause (as referred to in Section 4.4) or incapability, as a result of Executive's death, or by Executive other than for Good Reason); or (B) a reduction by the Company or its Affiliates in Executive's Basic Compensation as in effect immediately prior to the Triggering Event.

                 SECTION 9.  NON-COMPETITION, NON-SOLICITATION

         In consideration for the job security and other benefits to Executive provided by this Agreement, Executive agrees as follows:

         (a) Unless termination of employment occurs pursuant to an event of termination as provided in Section 4.1, it is agreed: that during the term of employment, or, in the event of termination of Executive's employment by the Company for cause (as defined in Section 4.4), during the period ending on the Expiration Date, Executive shall not, without the prior written approval of the Board of Directors of the Company, directly or indirectly, own, manage, operate, join, control or participate in or be connected with, anywhere in the world, as an officer, employee, agent, consultant, sales representative, partner, stockholder, or director of any business enterprise which is, directly or indirectly, in competition with the business of the Company or any Affiliate of the Company, as the business of the Company or any said Affiliate may be constituted during the term of employment or at the termination thereof. In the instance that Executive's employment terminates pursuant to or as a result of an event of termination as provided in Section 4.1, Executive will not compete, as described in the preceding sentence, with the Company or any Affiliate thereof for so long thereafter as he receives benefits under Section
4.2 of this Agreement.

         (b) If Executive terminates his employment by himself (other than under the circumstances set forth in Section 1.4 or in Section 4.1), in breach of this Agreement during the term of employment, Executive shall not, during the period ending on the Expiration Date, without the prior written approval of the Board of Directors of the Company, directly or indirectly, own, manage, operate, join, control or participate in or be connected with, anywhere in the world, as an officer, employee, agent, consultant, sales representative, partner, stockholder or director of any business enterprise which is, directly or indirectly in competition with the Company or any Affiliate of the Company, as the business of the Company or any Affiliate may be constituted during the term of employment or at termination thereof.

         (c) Executive recognizes and admits that Company has valuable rights and expectations to engage throughout the world in the conduct of its business, and that the covenant encompassing the entire world in this Section as well as the time limitations contained herein, are reasonably necessary for the protection of the Company's business. Executive further recognizes that the Company's remedy at law for a breach by him of the provisions of this Section will be inadequate. Accordingly, in the event of this breach or threatened breach by Executive of this Section, the Company shall be entitled to injunctive relief in addition to any other remedy it may have.

         (d) Unless termination of employment occurs pursuant to an event of termination as provided in Section 4.1, it is further agreed: that during the term of employment and upon either (i) the expiration of this Agreement or (ii) a termination of Executive's employment by the Company for cause (as defined in Section 4.4) or (iii) the termination of his employment by Executive by his own action in breach of this Agreement during the term of employment, Executive shall not, for a period of twelve (12) months following the said expiration or termination, without the prior written approval of the Board of Directors of the Company, solicit any employee of the Company or any of its Affiliates to terminate him or his relationship with the Company or its Affiliates or influence or induce such an employee to seek employment with any competitor of the Company or its Affiliates.


                          SECTION 10.  INDEMNIFICATION

         10.1 Indemnification. The terms of the Indemnity Agreement dated September 2, 1997, are hereby incorporated into this Agreement by reference.

                              SECTION 11.  GENERAL

         11.1 Entire Agreement. This Agreement, the Indemnity Agreement, together with any awards of stock options or stock awards under the Stock Option Plan and any awards under the Bonus Plan, constitutes the full agreement and understanding of the parties hereto regarding the employment of Executive with the Company and its Affiliates and all prior agreements or understandings are merged herein, except that this Agreement shall not effect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided for in this Agreement.

         11.2 Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 11.2 shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or person entitled thereto.

         11.3 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation in favor of any third party, or to execution, attachment, levy or similar process or assignment by operation of law in favor of any third party, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         11.4 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and the Company and their respective heirs, legal representatives and permitted successors and assigns.

         11.5 Amendment of Agreement. Except for increases in Basic Compensation made as provided in Section 2.1, this Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         11.6 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         11.7 Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the right of such provision, together with all other provisions of this Agreement, shall, to the full extent consistent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, the to the full extent provided by law any prior agreement or understanding between the Company (or any predecessor thereof) and Executive shall be deemed restated as if this Agreement had not been executed.

         11.8 Headings. The headings of paragraphs are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         11.9 Governing Law. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement shall be governed by the laws of Texas.

         11.10 Arbitration. Any controversy or claim arising out of or related not this Agreement, or breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

         11.11 Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, including any action through arbitration in accordance with Section 11.10 above, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of December 9, 1997, but effective September 2, 1997.

                                                HELEN OF TROY NEVADA CORPORATION


                                                By:
                                                    ----------------------------
                                                    Gerald J. Rubin
                                                    Chairman of the Board/
                                                    Chief Executive Officer


                                                    ----------------------------
                                                    H. McIntyre Gardner


         SUBSCRIBED AND SWORN to before me on this 9th day of December, 1997.

                                                --------------------------------
                                                Notary Public in and for the
                                                Commonwealth of Massachusetts
My Commission Expires:

----------------------------